Pricing Supplement to the Prospectus dated August 31, 2007	Pricing Supplement to the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013

$50,000,000
Barclays Women in Leadership ETN

This pricing supplement relates to the Barclays Women in Leadership Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The return of the ETNs is linked to the performance of the Barclays Women in Leadership Total Return USD Index (the “Index”).  The Index is designed to provide investors with exposure to U.S.-based companies that satisfy one or both of the gender diversity criteria of having a female chief executive officer or having at least 25% female members on the board of directors and that satisfy certain market capitalization, liquidity and other selection criteria and concentration limits.  The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.  Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the principal amount of your ETNs at maturity or upon early redemption.

Our estimated value of the ETNs as of the inception date was $50.00 per ETN. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception and Issue Dates: The ETNs were first sold on July 9, 2014 (the “inception date”) and were first issued on July 14, 2014 (the “issue date”).

Maturity Date: July 15, 2024 (the “maturity date”)

Secondary Market:  We listed the ETNs on the NYSE Arca stock exchange (“NYSE Arca”).  The ticker symbol, CUSIP number and ISIN for the ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
Barclays Women in Leadership ETN	WIL	06742W430	US06742W4309

To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on NYSE Arca or on any other securities exchange.

Index: The return on the ETNs is linked to the performance of the Index. The Index is designed to provide investors with exposure to U.S.-based companies that satisfy one or both of the gender diversity criteria of having a female chief executive officer or having at least 25% female members on the board of directors.  The universe of stocks from which the Index selects eligible stocks for inclusion consists of stocks of all U.S.-based issuers listed on New York Stock Exchange or The NASDAQ Stock Market.  The stocks included in the Index also have to satisfy certain market capitalization, liquidity and other selection criteria and concentration limits.  In some circumstances, the Index may also track, in part, the performance of a cash index.  See “The Index” below for more information.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index.  The Index is maintained and calculated by Barclays Risk Analytics and Index Solutions Limited (the “index sponsor”), a wholly owned subsidiary of Barclays Bank PLC.  The index sponsor calculates the closing level of the Index at the close of business, New York City time, on each index business day and publishes it on http://www.barclays.com/indices (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The closing level of the Index is also reported on Bloomberg page BXIIWILT <Index>, and the intraday level of the index is reported on Bloomberg page BXRTWILT <Index>.

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Cover Page, continued

Closing Indicative Value:  The closing indicative value for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  An “index business day” is a day on which the New York Stock Exchange and The NASDAQ Stock Market are both open for trading.  If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Daily Index Factor: The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee:  The investor fee for each ETN on the initial valuation date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of 0.45% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from July 9, 2014 to July 8, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.  We refer to July 9, 2014 as the “initial valuation date” and July 8, 2024 as the “final valuation date” for the ETNs.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs.  If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date:  In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver the redemption notice.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of their stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

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We may use this pricing supplement in the initial sale of the ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Pricing Supplement dated September 29, 2015

Issued in denominations of $50

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays Women in Leadership Exchange Traded Notes (the “ETNs”) linked to the performance of the Barclays Women in Leadership Total Return USD Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement.  References to the “prospectus” mean our accompanying prospectus, dated July 19, 2013 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 19, 2013, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding series of ETNs.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

This section summarizes the following aspects of the ETNs:

•                       What are the ETNs and how do they work?

•                       How do you redeem your ETNs?

•                       What are some of the risks of the ETNs?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC.  The ETNs will be issued in denominations of $50.00.  The return on the ETNs is linked to the performance of the Index.  The Index is designed to provide exposure to U.S.-based companies that satisfy one or both of the gender diversity criteria of having a female chief executive officer or having at least 25% female members on the board of directors.  The universe of stocks from which the Index selects eligible stocks for inclusion consists of stocks of all U.S.-based issuers listed on New York Stock Exchange or The NASDAQ Stock Market.  The stocks included in the Index also have to satisfy certain market capitalization, liquidity and other selection criteria and concentration limits.  In some circumstances, the Index may also track, in part, the performance of a cash index.  See “The Index” below for more information.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index.  The Index is maintained and calculated by Barclays Risk Analytics and Index Solutions Limited (the “index sponsor”), a wholly owned subsidiary of Barclays Bank PLC.  The index sponsor calculates the closing level of the Index at the close of business, New York City time, on each index business day and publishes it on http://www.barclays.com/indices (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The closing level of the Index is also reported on Bloomberg page BXIIWILT <Index>, and the intraday level of the index is reported on Bloomberg page BXRTWILT <Index>.

Inception, Issuance and Maturity

The ETNs were first sold on July 9, 2014, which we refer to as the “inception date.”  The ETNs were first issued on July 14, 2014, which we refer to as the “issue date,” and will be due on July 15, 2024.

Understanding the Value of the ETNs

The “stated principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs. The closing indicative value for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the stated principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.

The intraday indicative value of the ETNs will be calculated by NYSE Euronext (NYSE), or a successor, under the following ticker symbol:

ETNs	Ticker Symbol
Barclays Women in Leadership ETN	WIL.IV

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the principal amount of your ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following each valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.

If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Market and Volatility Risk — The return on the ETNs is linked to the performance of the Index, which tracks a portfolio of stocks selected based on the gender diversity criteria of having a female chief executive officer or having at least 25% female members on the board of directors, in addition to certain market capitalization, liquidity and other selection criteria and concentration limits.  In some circumstances, the Index may also track, in part, the performance of a cash index.  See “The Index” below for more information.  Equity security prices may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•	Uncertain Principal Repayment — There is no minimum limit to the level of the Index.

Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your ETNs at maturity or upon early redemption.  If the increase in the level of the Index is not sufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the principal amount of your ETNs at maturity or upon early redemption.

•

Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity.

•

Conflicts of Interest with the Index Sponsor — Barclays Risk Analytics and Index Solutions Limited, a wholly owned subsidiary of Barclays Bank PLC, is the index sponsor.  The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index.  The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that its affiliate, Barclays Bank PLC, is the issuer of the ETNs.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•	No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or on any other securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs.

•	You do not seek current income from your investment.

•	You seek an investment with a return linked to the performance of the Index.

•	You are willing to accept the risk of market fluctuation in general and fluctuations in the performance of the Index and the constituent stocks of the Index specifically.

•	You believe the level of the Index will not decrease and will increase by an amount sufficient to offset the investor fee during the term of the ETNs.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs.

•	You seek current income from your investment.

•	You are not willing to accept the risk of market fluctuation in general and fluctuations in the performance of the Index and the constituent stocks of the Index specifically.

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

What Are the Tax Consequences?

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences.”  As discussed further in that section, based on current market conditions, in the opinion of our special tax counsel, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index.  Assuming this treatment is respected, gain or loss on your ETNs should be treated as long-term capital gain or loss if you are treated as holding your ETNs for more than a year, whether or not you are an initial purchaser of ETNs at the original issue price.  However, the Internal Revenue Service (the “IRS”) or a court might not respect this treatment, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected.

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs.  For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.  Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing income (subject to U.S. withholding tax, if you are a non-U.S. investor) during the term of your ETNs.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs (including possible alternative treatments, the possible consequences of index rebalancings, the risk that you could be required to accrue income prior to the taxable disposition of your ETNs, and the issues presented by the 2007 notice), as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform based on the performance of the Index in four hypothetical scenarios, assuming a starting level for the Index of 1,000.00.  For ease of analysis and presentation, the following examples assume that the term of the ETNs is 10 years and only show the changes in the level of the Index and returns of the Index on an annual basis, with the closing indicative value calculated only once a year.  We have included two examples in which the Index has increased by approximately 34.39% at maturity (reflecting an annualized Index return of 3.00%), an example in which the Index has decreased by approximately 26.26% at maturity (reflecting an annualized Index return of -3.00%), and an example in which the Index has increased by approximately 2.53% (reflecting an annualized Index return of 0.25%).  These examples highlight the effect of the investor fee in different circumstances.  The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level.  The figures in these examples have been rounded for convenience.  Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the formula indicated in this pricing supplement.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs.

Assumptions:

Investor Fee Rate	Days in Year	Principal Amount	Starting Index Level
0.45%	365	$50.00	1,000.00

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,030.00	3.00%	$0.23	$0.23	$51.28
2	1,060.90	3.00%	$0.23	$0.46	$52.58
3	1,092.73	3.00%	$0.24	$0.69	$53.92
4	1,125.51	3.00%	$0.24	$0.94	$55.30
5	1,159.27	3.00%	$0.25	$1.18	$56.71
6	1,194.05	3.00%	$0.26	$1.44	$58.15
7	1,229.87	3.00%	$0.26	$1.70	$59.64
8	1,266.77	3.00%	$0.27	$1.97	$61.16
9	1,304.77	3.00%	$0.28	$2.24	$62.72
10	1,343.92	3.00%	$0.28	$2.53	$64.32

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,080.00	8.00%	$0.23	$0.23	$53.78
2	1,166.40	8.00%	$0.24	$0.47	$57.84
3	1,259.71	8.00%	$0.26	$0.73	$62.20
4	1,360.49	8.00%	$0.28	$1.01	$66.90
5	1,469.33	8.00%	$0.30	$1.31	$71.95
6	1,439.94	-2.00%	$0.32	$1.63	$70.19
7	1,411.14	-2.00%	$0.32	$1.95	$68.47
8	1,385.18	-1.84%	$0.31	$2.26	$66.90
9	1,371.33	-1.00%	$0.30	$2.56	$65.93
10	1,343.90	-2.00%	$0.30	$2.85	$64.31

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	970.00	-3.00%	$0.23	$0.23	$48.28
2	940.90	-3.00%	$0.22	$0.44	$46.61
3	912.67	-3.00%	$0.21	$0.65	$45.00
4	885.29	-3.00%	$0.20	$0.85	$43.45
5	858.73	-3.00%	$0.20	$1.05	$41.95
6	832.97	-3.00%	$0.19	$1.24	$40.50
7	807.98	-3.00%	$0.18	$1.42	$39.11
8	783.74	-3.00%	$0.18	$1.60	$37.76
9	760.23	-3.00%	$0.17	$1.77	$36.45
10	737.42	-3.00%	$0.16	$1.93	$35.20

		Total Index Return		-26.26%
		Annualized Index Return		-3.00%
		Annualized ETN Total Return		-3.45%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,002.50	0.25%	$0.23	$0.23	$49.90
2	1,005.01	0.25%	$0.22	$0.45	$49.80
3	1,007.52	0.25%	$0.22	$0.67	$49.70
4	1,010.04	0.25%	$0.22	$0.90	$49.60
5	1,012.56	0.25%	$0.22	$1.12	$49.50
6	1,015.09	0.25%	$0.22	$1.34	$49.40
7	1,017.63	0.25%	$0.22	$1.57	$49.30
8	1,020.18	0.25%	$0.22	$1.79	$49.21
9	1,022.73	0.25%	$0.22	$2.01	$49.11
10	1,025.28	0.25%	$0.22	$2.23	$49.01

		Total Index Return		2.53%
		Annualized Index Return		0.25%
		Annualized ETN Total Return		-0.20%

RISK FACTORS

The ETNs are senior, unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in the ETNs is not equivalent to investing directly in the Index or the Index Constituents.  See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Relating to the Return on the ETNs

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the principal amount of your ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

Your Payment at Maturity or Upon Early Redemption Will Be Significantly Reduced by the Investor Fee Regardless of the Performance of the Index and Your ETNs Are Not Principal Protected

Your payment at maturity or upon early redemption will be significantly reduced by the investor fee.  The investor fee will accrue throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.45% per year.  As such, the level of the Index must increase significantly in order to offset the investor fee.  Your return at maturity or upon early redemption may be less than that of a comparable investment in the Index with lower or no investor fees.  If the level of the Index does not increase sufficiently, your return at maturity or upon early redemption may also be less than the principal amount of your ETNs.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon early redemption.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

Owning the ETNs is Not the Same As Owning the Index Constituents or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the Index Constituents or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the accrued investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Constituents

You will not receive any periodic interest payments on your ETNs.  As an owner of the ETNs, you will not have rights that investors in the Index Constituents may have.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any Index Constituents or of any dividends or distributions relating to such securities.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date.  You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the value of the Index Constituents will affect the Index, and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor.  Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the Index Constituents, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•      prevailing market prices and forward volatility levels of the Index Constituents and the stock markets on which the Index Constituents are listed or traded and prevailing market prices of options on the Index, any of the Index Constituents or any other financial instruments related to the Index or any of the Index Constituents;

•      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•      the time remaining to the maturity of the ETNs;

•      interest rates;

•      economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the Index Constituents, the Index or the stock markets on which the Index Constituents are listed or traded;

•      the perceived creditworthiness of Barclays Bank PLC;

•      supply and demand in the listed and over-the-counter equity derivative markets; or

•      supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date could also be postponed to the fifth business day following such valuation date, as postponed.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate of the level of the Index for such day.  See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Index

The Value of the ETNs Will Depend Upon the Success of the Index and There Is No Guarantee that the Index Will Perform Better Than Other Indices

The Index seeks to provide investors with exposure to companies with a gender-diverse leadership by tracking the stocks of companies that meet certain gender diversity criteria.

However, there can be no assurance that the gender diversity-based selection strategy of the Index will be successful or that the Index will be able to outperform any stock index whose selection of constituent stocks is not based on the gender diversity criteria of the Index.

The Index May Be Subject to Concentration Risks

To avoid industry concentration, the Index includes no more than ten constituent stocks from each industry sector based on the Global Industry Classification Standard and caps each constituent stock’s index weight at the lesser of 5% and a percentage determined based on each constituent stock’s liquidity.  However, despite these measures, the Index may still be more concentrated in a few industry sectors than more broad-based indices, which may subject the performance of the Index to greater volatility and cause the Index to be more adversely affected by negative economic, political or regulatory occurrences affecting those industry sectors than a more broadly diversified stock index.

The Index May Not Be Fully Invested in the Index’s Constituent Stocks

Because the weight assigned to each of the Index’s constituent stocks is capped, the excess weight of any constituent stock above its weight cap is reallocated to the other constituent stocks.  However, if the excess weight of any constituent stock cannot be reallocated to any other constituent stock without causing that constituent stock to exceed its weight cap, the excess weight is reallocated to the Barclays Benchmark Overnight USD Cash Index (the “Cash Index”), which is designed to provide exposure to a daily-rolling investment in a money-market deposit having returns equal to the federal funds (effective) rate.  As a result, the Index may be partially uninvested in the constituent stocks and, may reflect, in part, the performance of the Cash Index, which may generate only minimal returns.  This may adversely affect the performance of the Index and the value of the ETNs.  For information about the Cash Index, see “The Index” below.

The Cash Dividends Paid by the Constituent Stocks Are Reinvested in the Index only at the Time of Quarterly Rebalancing

The Index is a total return index, whose level reflects the notional reinvestment of the cash dividends distributed by its constituent stocks.  However, the cash dividends are notionally reinvested in the Index only at each quarterly rebalancing of the Index.  Prior to this notional reinvestment, the cash dividends are notionally held as cash in the Index, which generates no return.  As a result, the performance of the Index and, consequently, the value of the ETNs may perform less well than if the cash dividends were reinvested more promptly.

The Index Sponsor Relies on Information Over Which It Has No Control or Warranty

The index sponsor relies on information from various third party independent and public sources in selecting the Index Constituents and calculating the Index level.  The index sponsor does not independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement.  Furthermore, if an Index Market Disruption Event occurs with respect to any Index Constituent, publicly available information regarding the Index Constituents may be based on the last-reported levels and may be based on non-current information.  The index sponsor does not take any responsibility for the impact of any inaccuracy of such data on the level of the Index or the value of the ETNs.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise.  The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index.

The Index Has Very Limited Historical Information

The Index was launched on July 7, 2014. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical and Hypothetical Historical Performance of the Index” is a historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period.  Because the Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance.  A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor, Barclays Risk Analytics and Index Solutions Limited, concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The index sponsor may modify the methodology for calculating the level of the Index.  In addition, as described in “The Index—Change in Index Methodology; Adjustments; Termination of the Index” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated.  The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index.  Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent.”

The Index Sponsor May, In Its Sole Discretion, Discontinue the Public Disclosure of the Intraday Level of the Index and the End-Of-Day Official Closing Level of the Index.

We have listed the ETNs on NYSE Arca.  The index sponsor is not under any obligation to continue to calculate the intraday level of the Index and end-of-day official closing level of the Index or required to calculate similar values for any successor index.  If the index sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the ETNs on NYSE Arca.  If the ETNs become delisted, the liquidity of the market for the ETNs may be materially and adversely affected and you may sustain significant losses if you sell your ETNs in the secondary market.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary trading market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or on any other securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.   Also, the number of ETNs outstanding

or held by persons other than our affiliates could be reduced at any time due to redemptions of the ETNs.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to redeem your ETNs prior to maturity, such redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value.  The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Amounts That We May Issue” on page S-3 and “Terms of the Notes—Reissuances or Reopened Issues” on page S-42, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the ETNs from inventory at any time after the inception date. If we choose not to issue additional ETNs or to cease or suspend sales of the ETNs from inventory, this will impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  As a result, if you buy or sell your ETNs on the secondary market, the price that you pay or receive may be higher or lower than if we had decided to issue additional ETNs or not to cease or suspend sales of the ETNs from inventory at that time.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  Accordingly, if you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  If the ETNs undergo a reverse split, the number of ETNs required in order to exercise your right to redeem the ETNs will not be adjusted.  As a result, because a reverse split will increase the closing indicative value of the ETNs and will reduce the number of ETNs outstanding, a reverse split may adversely affect your ability to exercise your right to redeem your ETNs.  You may redeem your ETNs on a redemption date only if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt.  See

“Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs.  We will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption.  For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Index Sponsor, a Wholly Owned Subsidiary of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Risk Analytics and Index Solutions Limited, a wholly owned subsidiary of Barclays Bank PLC, is the index sponsor of the Index.  The index sponsor is responsible for the composition, calculation and maintenance of the Index.  As discussed in the section entitled “The Index—Change in Index Methodology; Adjustments; Termination of the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index—Change in Index Methodology; Adjustments; Termination of the Index” in this pricing supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the ETNs, is its parent company and the owner of the Index.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or the Index Constituents May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the market price of those instruments, the levels of the Index and, therefore, the market value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the prices of the Index Constituents or the level of the Index and, therefore, the market value of the ETNs.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

In addition, one of our affiliates acts as the sponsor of the Cash Index.  The index sponsor of the Cash Index has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration in connection with any judgment it makes or any action it takes with respect to the Cash Index.

With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Risk Analytics and Index Solutions Limited, a wholly owned subsidiary of Barclays Bank PLC, as index sponsor as described under “—The Index Sponsor, a Wholly Owned Subsidiary of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest,” we and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to the Index Constituents, futures or options on the Index or the Index Constituents, or other derivative instruments with returns linked to the performance of the Index or the Index Constituents that are not for the account of holders of the ETNs or on their behalf.  These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the value of the Index Constituents or the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the Index Constituents and equity securities generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.  Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Constituents and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The U.S. Federal Income Tax Consequences of an Investment in the ETNs Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the ETNs, the tax consequences of the ownership and disposition of the ETNs could be materially and adversely affected.

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs.  For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.  Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing income (subject to U.S. withholding tax, if you are a non-U.S. investor) during the term of your ETNs.  In addition, as described above under “What Are the Tax Consequences?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences,” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs (including possible alternative treatments, the possible consequences of index rebalancings, the risk that you could be required to accrue income prior to the taxable disposition of your ETNs, and the issues presented by the 2007 notice), as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE INDEX

Overview

The Barclays Women in Leadership Total Return USD Index (Bloomberg ticker: BXIIWILT <Index>) (the “Index”) is designed to provide investors with exposure to U.S.-based listed companies that have gender-diverse leadership.  To be included in the Index, a company must, among other things, satisfy one or both of the gender diversity criteria of having a female chief executive officer (“CEO”) or having at least 25% female members on the board of directors.  The Index, which is rebalanced quarterly, seeks to capture returns that are potentially available from a strategy of investing in companies with gender-diverse leadership. The sponsor of the Index (the “index sponsor”) is Barclays Risk Analytics and Index Solutions Limited, a wholly owned subsidiary of Barclays Bank PLC.  The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index, but is maintained and calculated by the index sponsor.

The universe of stocks from which the Index selects eligible stocks for inclusion (referred to below as the “Share Universe”) consists of stocks of all issuers, other than Real Estate Investment Trusts (“REITs”), master limited partnerships (“MLPs”) or limited liability companies (“LLCs”) that are (i) listed on the New York Stock Exchange (“NYSE”) or The NASDAQ Stock Market (“NASDAQ”), (ii) headquartered in the United States and (iii) not the index sponsor, Barclays PLC or Barclays Bank PLC and do not have certain actual or potential ownership relationships with the index sponsor, Barclays PLC or Barclays Bank PLC, as further described below.  The Index tracks stocks selected from the Share Universe that meet certain market capitalization and liquidity requirements, in addition to satisfying the gender diversity criteria.

The stocks that met these conditions for inclusion in the Index are then categorized by sectors based on the sector classification of the Global Industry Classification Standard (GICS®).  If ten or fewer stocks belong to a sector, all of those stocks are selected for inclusion in the Index.  If more than ten stocks belong to a sector, they are ranked based on the gender diversity of the relevant issuers’ leadership, as further described below, and the ten highest ranked stocks in that sector are selected.

Each stock selected is given an initial notional weight within the Index based on its market capitalization as a percentage of the aggregate market capitalization of all the stocks selected.  To limit concentration, the initial weight of each stock may subsequently be adjusted downward if it exceeds the relevant stock’s Weight Cap (as described below).  The excess weight of any selected stock above its Weight Cap will be allocated to the other selected stocks whose weights have not exceeded their respective Weight Caps in proportion to their initial weights relative to the aggregate initial weights of all such stocks.  This weight reallocation will be repeated iteratively for all selected stocks whose weights have exceeded their respective Weight Caps until no selected stock has a final weight greater than the relevant Weight Cap.  If the excess weight of any stock cannot be reallocated to any other stock without causing that stock to exceed its Weight Cap, such excess weight will be allocated to the Barclays Benchmark Overnight USD Cash Index (Bloomberg Ticker: BXIIBUS0 <Index>) (the “Cash Index”).

The Index is a total return index, whose level reflects the cash dividends distributed by its constituent stocks, which are notionally reinvested in the Index at each rebalancing of the Index.

The level of the Index is calculated based on the performance of the portfolio of eligible stocks selected pursuant to the selection criteria.  The Index therefore reflects the returns available from a notional long position in a portfolio (the “Portfolio”) of eligible stocks included in the Index; provided that, if any portion of the Index is allocated to the Cash Index upon any quarterly rebalancing, as described below, the Portfolio will be deemed to include the Cash Index for the following quarterly period.  The stocks and, if applicable, the Cash Index, included in the Index at any time are referred to below, individually, as an “Index Constituent” and collectively, as the “Index Constituents.”

The Index is rebalanced by the index sponsor quarterly during a period of four consecutive Index Business Days (as defined below), starting from the second Index Business Day of each March, June, September and December

(each such period, a “Rebalancing Period” and each Index Business Day within a Rebalancing Period, a “Rebalancing Date”) to gradually replace the Old Index Constituents with the New Index Constituents selected on the Selection Date immediately preceding the relevant Rebalancing Period.  During the Rebalancing Period, the Index will be composed of both New Index Constituents and Old Index Constituents in varying proportions, as further described below.  A “New Index Constituent” means, with respect to a Rebalancing Period, an Index Constituent selected on the Selection Date immediately preceding that Rebalancing Period.  An “Old Index Constituent” means, with respect to a Rebalancing Period, an Index Constituent selected on the Selection Date immediately preceding the Selection Date for that Rebalancing Period.  A “Selection Date” means the last Index Business Day of each February, May, August and November, on which the New Index Constituents are selected.  An “Index Business Day” means any day on which (i) NYSE and NASDAQ are open for trading and (ii) commercial banks and interest rate markets are open and settle payments in London.

The index sponsor calculates the level of the Index on each Index Business Day and publishes the Index level on the Index page at http://www.barclays.com/indices (or any successor website thereto) (the “Barclays Index Website”).  Information contained in this website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The closing level of the Index is also reported on Bloomberg page BXIIWILT <Index>, and the intraday level of the index is reported on Bloomberg page BXRTWILT <Index>.

Selection of Index Constituents

On each Selection Date, the selection of the New Index Constituents will be carried out in accordance with the following steps:

Step 1:  Determination of the Share Universe

The “Share Universe” will consist of stocks of all issuers other than REITs, MLPs or LLCs (the stocks of each such issuer, a “Share,” and collectively, the “Shares”) that meet each of the following criteria:

(i)             listed on NYSE or NASDAQ;

(ii)          the issuer is headquartered in the United States; and

(iii)       NOT one of the following:

a.             any Share the issuer of which is the target company of the index sponsor, Barclays Bank PLC, Barclays PLC or any subsidiary of the index sponsor, Barclays Bank PLC or Barclays PLC, and any Share whose issuer is the acquirer company of the index sponsor, Barclays Bank PLC or Barclays PLC in an active merger/acquisition transaction that has been publicly announced by the index sponsor, Barclays Bank PLC or Barclays PLC, any subsidiary of the index sponsor, Barclays Bank PLC or Barclays PLC, or the acquirer company on a date prior to (and excluding) the relevant Selection Date;

b.            Shares of Barclays PLC, Barclays Bank PLC or the index sponsor;

c.             any Share the issuer of which is an entity in which the index sponsor, Barclays PLC or Barclays Bank PLC owns, directly or indirectly, on the relevant Selection Date, more than 10% of any class of any equity security of such entity that is listed on a national securities exchange in the United States, and which ownership has been previously disclosed by the index sponsor, Barclays PLC or Barclays Bank PLC in a public filing with the U.S. Securities and Exchange Commission (or its successor) on Form 3, Form 4 or Form 5 (which filings are accessible via www.sec.gov under CIK#312070 or CIK#312069) and published by the index sponsor on the Barclays Index Website on a date prior to (and excluding) the relevant Selection Date.  Information contained in this website is not incorporated by reference in, and should not be considered a part of, this pricing supplement; or

d.            any Share whose issuer is an entity in which the index sponsor, Barclays PLC or Barclays Bank PLC owns, directly or indirectly, on the relevant

Selection Date, more than 20% of any class of any equity security of such entity that is listed on a national securities exchange in the United States, and which ownership has been previously disclosed by the index sponsor, Barclays Bank PLC or Barclays PLC on a date prior to (and excluding) the relevant Selection Date in a public filing with (a) any national securities exchange in the United States or (b) any governmental agency or regulatory body in the United States and published by the index sponsor on the Barclays Index Website.  Information contained in this website is not incorporated by reference in, and should not be considered a part of, this pricing supplement; or

e.             any Share the inclusion of which as an Index Constituent in the Index on the relevant Selection Date or the ownership of which by persons generally in the United States on the relevant Selection Date is prohibited under the laws, rules or regulations of the United States.

Step 2:  Determination of the Final Universe

Once the Share Universe is determined, the following additional selection criteria will be applied to the Share Universe to identify the Shares that will be included in the “Final Universe:”

(i)             the market capitalization of any Share included in the Final Universe on the relevant Selection Date must be at least $250,000,000;

(ii)          the Three Month Average Daily Value Traded (as defined below) of any Share included in the Final Universe on the relevant Selection Date must be at least $25,000,000;

(iii)       if more than one class of Shares or more than one listing of a Share by the same issuer exist, the Shares included in the Final Universe must be the most liquid class or listing of shares of the relevant issuers; and

(iv)      the Shares included in the Final Universe must be in the data file that Institutional

Shareholder Services Inc. sends to the index sponsor on the relevant Selection Date and must be Shares whose issuers are entities that satisfy either or both of the following conditions:

a.             have a female CEO; or

b.            have at least 25% female members on their board of directors;

provided that, if the index sponsor determines that any required information in relation to selection of a Share in Step 2 is not available, that Share will be excluded from further analysis and will not be included in the Final Universe.

The “Three Month Average Daily Value Traded” means, with respect to any Share, the arithmetic average over the three months preceding (and including) the relevant Selection Date of the daily sums of the products of (i) each mid price of a trade of such Share on its primary exchange or quotation system (or any successor thereto) and any other exchange or quotation system on which such Share is traded and (ii) the traded volume of such trade for such Share on the relevant exchange or quotation system.

Step 3:  Selection of the New Index Constituents

All Shares in the Final Universe will then be categorized by sectors based on the sector classification of the Global Industry Classification Standard (GICS®).  If ten or fewer Shares belong to a sector, all of those Shares will be selected as the New Index Constituents.  If more than ten Shares belong to a sector, those Shares will be ranked based on the ranking rules described below and the ten highest ranked Shares in that sector will be selected.  No sector may have more than ten Shares.

The Shares within each GICS® sector will be ranked sequentially according to the following rules: (a) Shares of issuers that have a female CEO will be ranked higher than Shares of issuers without a female CEO and (b) Shares of issuers with a higher percentage of female board members will be ranked higher than Shares of issuers with a lower percentage of female board members.  Consequently, the Share of an issuer with a female CEO will be ranked higher than the Shares of all other issuers without a female CEO, regardless of board membership; among issuers with a female CEO, the Shares of issuers with a higher percentage of female board membership will be ranked higher than the Shares of issuers with a lower percentage of female board membership.  In the event that two or more Shares within a sector are ranked the same based on (a) and (b) above, the Shares with the higher Three Month Average Daily Value Traded will be ranked higher.  If the index sponsor determines that any required information in relation to the sector classification or such ranking of a Share in Step 3 is not available, that Share will be excluded from further analysis and will not be selected as a New Index Constituent.

Step 4: Determination of Notional Weights for the New Index Constituents

Once the New Index Constituents are selected for the relevant Selection Date, the notional weight in the Index (the “Index Weight”) of each New Index Constituent will be determined for that Selection Date.

The New Index Constituents will be first weighted according to their market capitalization as a percentage of the aggregate market capitalization of all the New Index Constituents, and then the relevant Weight Cap for each New Index Constituent will be applied to the resulting weights.  The Weight Cap for a New Index Constituent is the lesser of 5% and a percentage calculated based on that New Index Constituent’s Three Month Average Daily Value Traded.  The excess weight of a New Index Constituent above the relevant Weight Cap will be allocated to the other New Index Constituents whose weights have not exceeded their respective Weight Caps in proportion to their initial weights relative to the aggregate initial weights of all such New Index Constituents.  This weight reallocation will be repeated iteratively for all New Index Constituents whose weights have exceeded their respective Weight Caps until no New Index Constituent has an Index Weight greater than its Weight Cap.

If the excess weight of any New Index Constituent cannot be reallocated to any other New Index Constituent without causing that New Index Constituent to exceed its Weight Cap, such excess weight will be allocated to the Cash Index.  The Cash Index represents a notional allocation to cash and is designed to provide exposure to a daily-rolling investment in a money-market deposit having returns equal to the federal funds (effective) rate.  The federal funds (effective) rate is the interest rate at which a depository institution lends funds maintained at the Federal Reserve Bank to another depository institution overnight.

Specifically, the Index Weights of the New Index Constituents will be calculated according to the following procedure:

(i)             The initial weight of each New Index Constituent will be calculated based on its market capitalization, as follows:

where:

 means the market capitalization of the i-th New Index Constituent as of Selection Date S; and

N means the total number of New Index Constituents as determined on Selection Date S.

(ii)          The relevant Weight Cap will then be applied to those New Index Constituents whose initial weights exceeded their respective Weight Caps, and the excess weight will be distributed to the New Index Constituents whose initial weights did not exceed their respective Weight Caps.

The final Index Weight  and Weight Cap of each New Index Constituent will be determined as follows:

where:

i means the New Index Constituent that is the i-th ranked based on its initial weight;

I means is the number of New Index Constituents having an initial weight  greater than or equal to the relevant Weight Cap; and

Weight Cap for each New Index Constituent is calculated as follows:

where:

where:

ADVT means the Three Month Average Daily Value Traded.

This process is repeated iteratively until each New Index Constituent has a weight that is less than or equal to its Weight Cap, provided that at each successive iteration, the weight used as wi(1) for each New Index Constituent in the first formula above will be the weight determined as wi(2) for that New Index Constituent in the immediately preceding iteration.

(iii)       If any notional weight in the Index is allocated to the Cash Index, the Index Weight for the Cash Index will be calculated as 1 minus the aggregate Index Weights of all the New Index Constituents.

Calculation of the Level of the Index

The Index is calculated by referring to a notional portfolio where each Index Constituent included in the Index at a particular time is represented by a notional number of units determined as described below.  The Index level calculations and rebalancing calculations reflect the Index Weights of the Index Constituents by applying the formulas below to the notional units that make up the Index at any particular time.

Index Initial Composition

The level of the Index is deemed to have been 100.0000 on June 3, 2008 (the “Index Base Date”).  The index sponsor began to calculate the level of the Index on July 7, 2014 (the “Index Commencement Date”).  For each Index Constituent, the number of units of that Index Constituent in the Index on the Index Base Date () is calculated according to the following formula:

where:

is the level of the Index on the Index Base Date, which is equal to 100.0000;

is the Price of Index Constituent i as of the close of the Index Base Date; and

is the Index Weight of Index Constituent i on the Index Base Date as determined by the method set forth above at Step 4 under “—Selection of Index Constituents” above.

“Price” means (i) with respect to any Index Constituent that is a Share, its official closing price on any Index Business Day on the relevant exchange on which that Share is primarily traded, including any successor to any such exchange or quotation system to which trading in that Share has temporarily relocated (provided that the index sponsor has determined that there is comparable liquidity for that Index Constituent on such temporary substitute exchange or quotation system as on the original exchange), as determined by the index sponsor and (ii) with respect to the Cash Index, the official closing level of the Cash Index on any Index Business Day.

Index Rebalancing

The Index will be rebalanced quarterly over the Rebalancing Period following each Selection Date on which the New Index Constituents are selected to replace the Old Index Constituents.  On each Rebalancing Date within a Rebalancing Period, a portion of the units of each Old Index Constituent notionally held by the Index will be notionally sold and a portion of the units of each New Index Constituent will be notionally purchased by the Index.  For purposes of each rebalancing, the Index is deemed to be completely divested from the Old Index Constituents through notional sales and then completely invested in the New Index Constituents through notional purchases, regardless of any overlap between the Old Index Constituents and the New Index Constituents.  At the close of each Rebalancing Date within a Rebalancing Period, the index sponsor will determine the number of units of each Old Index Constituent and each New Index Constituent notionally held by the Index according to the formulae below.

More specifically, in connection with each Rebalancing Period:

(i)             with respect to each Old Index Constituent:

a.             on the first Rebalancing Date of that Rebalancing Period, the Index will notionally sell one-quarter of the total number of units of that Old Index Constituent held as of the immediately preceding Index Business Day (subject to adjustments to reflect any corporate actions affecting that Old Index Constituent on that Rebalancing Date) at the Price of that Old Index Constituent on that Rebalancing Date;

b.            on the second Rebalancing Date of that Rebalancing Period, the Index will notionally sell one-third of the total number of units of that Old Index Constituent held as of the immediately preceding Index Business Day (subject to adjustments to reflect any corporate actions affecting that Old Index Constituent on that Rebalancing Date) at the Price of that Old Index Constituent on that Rebalancing Date;

c.             on the third Rebalancing Date of that Rebalancing Period, the Index will notionally sell one-half of the total number of units of that Old Index Constituent held as of the immediately preceding Index Business Day (subject to adjustments to reflect any corporate actions affecting that Old Index Constituent on that Rebalancing Date) at the Price of that Old Index Constituent on that Rebalancing Date; and

d.            on the last Rebalancing Date, the Index will notionally sell all the remaining units of that Old Index Constituent held as of the immediately preceding Index Business Day (subject to adjustments to reflect any corporate actions affecting that Old Index Constituent on that Rebalancing Date) at the Price of that Old Index Constituent on that Rebalancing Date; and

(ii)          with respect to each New Index Constituent, on each Rebalancing Date of that Rebalancing Period, the Index will notionally purchase a number of units of that New Index Constituent that could be purchased at the Price of that New Index Constituent on that Rebalancing Date with a percentage, equal to that New Index Constituent’s Index Weight, of the aggregate proceeds of the notional sale of the Old Index Constituents on that Rebalancing Date (as described above) and the cumulative cash flow, if any, from the Old Index Constituents (and, after the first Rebalancing Date, the New Index Constituents) since the immediately preceding Rebalancing Date.  Accordingly, on the last Rebalancing Date of that Rebalancing Period, the Index will be composed solely of the New Index Constituents.

With respect to the notional sale of the Old Index Constituents, the formula below is used to determine the total number of units of each Old Index Constituent notionally held by the Index at the end of each Rebalancing Date:

with  and

With respect to the notional purchase of the New Index Constituents, the formula below is used to determine the total number of units of each New Index Constituent notionally held by the Index at the end of each Rebalancing Date:

withand

where:

,and  denote the number of units of the j-th Old Index Constituents held at the close of the J-th Rebalancing Date of each Rebalancing Period and the number of units of the j-th Old Index Constituents held at the close of the Index Business Day immediately preceding the J-th Rebalancing Date of each Rebalancing Period, respectively;

,and  denote the number of units of the i-th New Index Constituent held at the close of the J-th Rebalancing Date of each Rebalancing Period and the number of units of the i-th New

Index Constituent held at the close of the Index Business Day immediately preceding the J-th Rebalancing Date of each Rebalancing Period, respectively.  On the first Rebalancing Date of each Rebalancing Period,  is deemed to be zero;

is an adjustment factor reflecting the impact of corporate actions, if any, affecting the j-th Old Index Constituent on Rebalancing Date , where is the Ex-Date for the corporate action.  If there is no corporate action affecting the j–th Old Index Constituent on Rebalancing Date , then  equals one;

is an adjustment factor reflecting the impact of corporate actions, if any, affecting the i-th New Index Constituent on Rebalancing Date , where is the Ex-Date for any corporate action.  The “Ex-Date” is the first day on which the relevant Index Constituent is traded without the previously declared dividend, distribution or the financial impact of other corporate action.  If there is no corporate action affecting the i-th New Index Constituent on Rebalancing Date , then  equals one;

is the Index Weight of the i-th New Index Constituent, determined in accordance with the steps set forth above at Step 4 under “—Selection of Index Constituents” above;

 is the Price of the i-th New Index Constituent on the relevant Rebalancing Date, with J=1, 2, 3 or 4;

 is the Price of the j-th Old Index Constituent on the relevant Rebalancing Date, with J=1, 2, 3 or 4;

means the cumulative cash flow of the Old Index Constituents and the New Index Constituents since the last Rebalancing Date, calculated as the sum of all the daily cash flow distributions by the Index Constituents following payments of ordinary cash dividend and special cash dividend and adjustments due to other corporate actions;

 denotes the Rebalancing Dates within each Rebalancing Period and can be equal to 1,2,3 or 4;

 is the Index Business Day immediately preceding the first Rebalancing Date of each Rebalancing Period;

is the J-th Rebalancing Date of each Rebalancing Period, with=1, 2, 3 or 4;

 is the number of Old Index Constituents; and

 is the number of New Index Constituents.

Index Level Calculation

The level of the Index was set at 100.0000 on the Index Base Date.  Thereafter, the level of the Index with respect to each Index Business Day will be calculated by the index sponsor in accordance with the following formula:

where:

 is the level of the Index on Index Business Day t;

 is, (i) with respect to Index Business Day t that is a day other than the second, third or fourth Rebalancing Date of a Rebalancing Period, the level of the Index on the last Rebalancing Date of the Rebalancing Period immediately preceding Index Business Day t or (ii) with respect to Index Business Day t that is the second, third or fourth Rebalancing Date of a Rebalancing Period, the level of the Index on the immediately preceding Rebalancing Date;

 is, (i) with respect to Index Business Day t that is a day other than the second, third or fourth Rebalancing Date of a Rebalancing Period, the return of the Portfolio for the period between the last Rebalancing Date of the Rebalancing Period immediately preceding Index Business Day t and Index Business Day t or (ii) with respect to Index Business Day t that is the second, third or fourth Rebalancing Date of a Rebalancing Period, the return of the Portfolio from (but excluding) the immediately preceding Rebalancing Date to (and including) Index Business Day t, in each case calculated as follows:

where:

 is the Portfolio Value on Index Business Day t; and

 is, (i) with respect to Index Business Day t that is a day other than the second, third or fourth Rebalancing Date of a Rebalancing Period, the Portfolio Value on the last Rebalancing Date of the Rebalancing Period immediately preceding Index Business Day t or (ii) with respect to Index Business Day t that is the second, third or fourth Rebalancing Date of a Rebalancing Period, the Portfolio Value on the immediately preceding Rebalancing Date.

The Portfolio Value was set equal to 100 on the Index Base Date, and, for any subsequent Index Business Day, is calculated according to the following formula:

where:

m is the number of Index Constituents;

is the number of units of Index Constituent i held in the Index as of the close of Index Business Day t.  (i) On each Index Business Day t that is not a Rebalancing Date,  is determined as follows:

where:

is the number of units for Index Constituent i as of the immediately preceding Index Business Day;

is an adjustment factor reflecting the impact of corporate actions, if any, affecting Index Constituent i on Index Business Day t, where t is the Ex-Date for the corporate action.  If there is no corporate action affecting the Index Constituent i on Ex-Date t, then equals one; or

(ii) On each Index Business Day t that is a Rebalancing Date,  would be equal to  or , as applicable, each determined as described under the section “Calculation of the Level of the Index” above.

Pit is the Price of Index Constituent i on Index Business Day t; and

 means the cumulative cash flow of the Index Constituents, (i) with respect to Index Business Day t that is a day other than the second, third or fourth Rebalancing Date of a Rebalancing Period, since the last Rebalancing Date of the Rebalancing Period immediately preceding Index Business Day t or (ii) with respect to Index Business Day t that is the second, third or fourth Rebalancing Date of a Rebalancing Period, since the immediately preceding Rebalancing Date, calculated as the sum of all the daily cash flow distributions by the Index Constituents following payments of ordinary cash dividend and special cash dividend and adjustments due to other corporate actions.

Index Sponsor Disclaimer

Neither Barclays Bank PLC nor the index sponsor guarantees the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither Barclays Bank PLC nor the index sponsor will have any liability for any errors, omissions, or interruptions therein.

Neither Barclays Bank PLC nor the index sponsor makes any warranty, express or implied, as to the results to be obtained from the use of the Index. Barclays Bank PLC and the index sponsor make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event will Barclays Bank PLC or the index sponsor have any liability for any lost revenues or profits (whether direct or indirect) or for any special, punitive, indirect or consequential damages, even if notified of the possibility of such damages.

None of Barclays Bank PLC, the index sponsor, any of their respective affiliates or subsidiaries and any of the respective directors, officers, employees, representatives, delegates or agents of any of the foregoing entities will have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index.  In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the index sponsor is under no obligation to do so, and Barclays Bank PLC and the index sponsor will have no liability in respect of any errors or omissions.

Nothing in this disclaimer will exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Index Market Disruption Events

If, on any Index Business Day, an Index Market Disruption Event (as defined below) occurs or is continuing that, in the determination of the index sponsor, has a material impact on the Index, the index sponsor may:

•                  defer or suspend publication of the level of the Index and any other information relating to the Index until it determines that no Index Market Disruption Event is continuing;

•                  if such Index Business Day is a Selection Date, postpone that Selection Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing.  As a result, the Rebalancing Dates of the immediately succeeding Rebalancing Period will also be postponed so that the number of Index Business Days between the postponed Selection Date and the first Rebalancing Date of the postponed immediately succeeding Rebalancing Period remains the same;

•                  if such Index Business Day is a Rebalancing Date, postpone that Rebalancing Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing; or

•                  permanently discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.

Any of the following will be an “Index Market Disruption Event” with respect to an Index

Constituent, if in the determination of the index sponsor, such event is material with respect to the Index Constituent:

•                  a suspension, absence or limitation of trading in (1) such Index Constituent in its primary market, as determined by the index sponsor or (2) futures or options contracts relating to such Index Constituent in the primary market for those contracts, as determined by the index sponsor, in either case for more than two hours of trading or at any time during the 30-minute period preceding the close of the regular trading session on such market or, if the relevant valuation time is not the close of the regular trading session on such market, the relevant valuation time;

•                  any event that disrupts or impairs, as determined by the index sponsor, the ability of market participants in general to (1) effect transactions in, or obtain market values for, such Index Constituent in its primary market or (2) effect transactions in, or obtain market values for, futures or options contracts relating to such Index Constituent in the primary market for those contracts, in either case for more than two hours of trading or at any time during the 30-minute period preceding the close of the regular trading session on such market or, if the relevant valuation time is not the close of the regular trading session on such market, the relevant valuation time;

•                  the closure on any Scheduled Trading Day (as defined below) of the primary market for such Index Constituent prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such Scheduled Trading Day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such primary market;

•                  any Scheduled Trading Day on which (1) the primary market for such Index Constituent or

(2) the exchanges or quotation systems, if any, on which futures or options contracts relating to such Index Constituent are traded, fail to open for trading during their regular trading session;

•                  the declaration of a general moratorium in respect of banking activities in London or New York; or

•                  the occurrence of an event that makes it impossible or not reasonably practicable on any Index Business Day for the index sponsor to obtain the Price of such Index Constituent, or any other price for the purposes of calculating the level of the Index in a manner reasonably acceptable to the index sponsor.

For the purpose of this pricing supplement, “Scheduled Trading Day” means, in respect of an Index Constituent, any day on which the primary market for such Index Constituent is scheduled to be open for trading for its regular trading session, as determined by the index sponsor in its discretion.

A limitation on the hours or number of days of trading on the relevant market or relevant exchange only if the limitation results from an announced change in the regular business hours of the relevant market or relevant exchange will not be an Index Market Disruption Event.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an Index Constituent in its primary market, or in futures or options contracts relating to an Index Constituent, if available, in the primary market for those contracts, by reason of any of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to those Index Constituents or those contracts, as applicable, or

•                  a disparity in bid and ask quotes relating to those Index Constituents or those contracts, as applicable,

will constitute a suspension or material limitation of trading.

Index Adjustment Events

If, on any Index Business Day, an Index Adjustment Event (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•                  make such determinations and/or adjustments as the index sponsor considers necessary in order to maintain the objectives of the Index, in relation to (a) the methodology used to calculate the Index or (b) the level of the Index;

•                  select a successor Index Constituent to replace the Index Constituent affected by the Index Adjustment Event in order to maintain the objectives of the Index;

•                  defer or suspend publication of the level of the Index and any other information relating to the Index until it determines that no Index Adjustment Event is continuing, if the index sponsor determines that the actions described in the two preceding bullet points are not feasible or capable of producing results that are consistent with the objectives of the Index;

•                  if the Index Business Day on which the Index Adjustment Event occurs or is continuing is a Selection Date or Rebalancing Date, postpone that Selection Date or Rebalancing Date to the next Index Business Day on which it determines that such Index Adjustment Event is not continuing; or

•                  permanently discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.

Any of the following will be an “Index Adjustment Event”:

•                  the index sponsor determines, at any time, that an Index Force Majeure Event (as defined below) occurs or is continuing;

•                  the index sponsor determines, at any time, that there has been (or there is pending) a change in taxation (a) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) affecting market participants in the United Kingdom or the United States who hold positions in any of the Index Constituents;

•                  a change will have been made to any of the Index Constituents or there will have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices of the Index Constituents or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark; or

•                  the index sponsor determines, on any Selection Date, that the relevant gender diversity data file referred to in clause (iv) of Step 2 in “—Selection of the Index Constituents” above has not been made available to it, making it impossible or infeasible to calculate the Index.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index, any Index Constituent or the methodology on which the Index is based or the index sponsor’s ability to calculate and publish the Index.

Index Sponsor Determinations

All determinations with respect to the Index made by the index sponsor will be made in a commercially reasonable manner by reference to such factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.  The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and will have no liability in respect of any errors or omissions contained in any subsequent publication.

Change in Index Methodology; Adjustments; Termination of the Index

While the index sponsor currently employs the methodology described above to calculate the Index, from time to time it may be necessary to modify the methodology under the circumstances and subject to the conditions described herein. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.  The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level.  The index sponsor expects to publish any such changes or modifications on the Barclays Index Website.

The index sponsor also may, at any time and in its sole discretion, terminate the calculation and/or publication of the Index and will use commercially reasonable efforts to publish an announcement of such event on the Barclays Index Website as soon as reasonably practicable.

In addition, Barclays Bank PLC, as owner of the intellectual property and licensing rights relating to the Index, may terminate the appointment of and replace the index sponsor with a successor index sponsor.  Following termination of the appointment of the index sponsor, the index sponsor will publish an announcement of such event on the Barclays Index Website as soon as reasonably practicable.

Information contained on the Barclays Index Website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical and Hypothetical Historical Performance of the Index

The closing level of the Index is deemed to have been 100.0000 on June 3, 2008 (the “Index Base Date”).  The index sponsor began calculating the Index on July 7, 2014.  Therefore, the historical information for the period from June 3, 2008 until July 7, 2014 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the Index Base Date.  Historical information from the period from and including July 7, 2014 is based on the actual performance of the Index.

The hypothetical historical information was determined using the methodology currently used to calculate the Index.  The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party.  Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight.  Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

All calculations of historical information are based on information obtained from various third-party independent and public sources, without independent verification.

The hypothetical and actual historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of the ETNs.  The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain fees.

The following table illustrates the hypothetical and actual annual performance of the Index based on the hypothetical year-end closing levels of the Index from the index base date through December 31, 2013 and the actual closing level of the Index from and including July 7, 2014 onwards.

Date	Closing Level of the Index
December 31, 2008	63.5955
December 31, 2009	89.2984
December 31, 2010	105.8434
December 30, 2011	108.8404
December 31, 2012	124.7530
December 31, 2013	168.3503
December 31, 2014	189.7121
July 31, 2015	192.2789

The following graph shows the hypothetical performance of the Index during the period from June 3, 2008 through July 3, 2014 and the actual performance of the Index during the period from July 7, 2014 through July 31, 2015.

Hypothetical and actual historical performance of the Index is not an indication of future performance.  Future performance of the Index may differ significantly from hypothetical and actual historical performance, either positively or negatively.

Barclays Women in Leadership Total Return USD Index Hypothetical and Actual Historical Performance

June 3, 2008 – July 31, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the Index Constituents and the stock markets on which the Index Constituents are listed or traded and prevailing market prices of options on the Index or any of the Index Constituents or any other financial instruments related to the Index or any of the Index Constituents; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the Index Constituents or the stock markets on which the Index Constituents are listed or traded; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An “intraday indicative value” meant to approximate changes in the value of the ETNs during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs will be calculated by NYSE Euronext (NYSE), or a successor, under the following ticker symbol:

ETNs	Ticker Symbol

Barclays Women in Leadership ETN	WIL.IV

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day X Daily Index Factor

Where, for purposes of calculating the intraday indicative value:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Daily Index Factor = The most recent published level of the Index as reported by the index sponsor  /  the closing level of the Index on the immediately preceding index business day.

NYSE is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs.  NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein.  NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE and its respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.  NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause.  NYSE is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs.  The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion.  For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date.  For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004 (the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on July 9, 2014, which we refer to as the “inception date.”  The ETNs were first issued on July 14, 2014, which we refer to as the “issue date,” and will be due on July 15, 2024.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.  We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

An “index business day” is a day on which is the New York Stock Exchange and the NASDAQ Stock Market are both open for trading.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of 0.45% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from July 9, 2014 to July 8, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.

The “initial valuation date” for the ETNs is July 9, 2014.

The “final valuation date” for the ETNs is July 8, 2024.

Postponement of Valuation Dates

Each valuation date (including the final valuation date) is subject to postponement as set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.  For purposes of the ETNs, “scheduled trading day” as used therein shall mean trading day.

Notwithstanding anything contrary in the prospectus supplement, each valuation date (including the final valuation date) may be postponed by up to five trading days due to the occurrence or continuance of a market disruption event on such date.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.  If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” is:

•                  in the case of holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•                  in the case of issuer redemption, the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•                       deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•                       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                       instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•                       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity.  If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs.  In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the

ETNs are a part, are entitled to take any action under the Indenture, we will treat the stated principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitation of Remedies.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to issue additional ETNs.  We also reserve the right to cease or suspend sales of ETNs from inventory at any time.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the closing indicative value, the daily index factor, the level of the Index on the inception date, the investor fee, the maturity date, redemption dates, the default amount, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate.  Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions prior to or on the inception date involving purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.  In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered.  In this regard, we or our affiliates may:

•                       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index and the Index Constituents;

•                       acquire or dispose of long or short positions in the Index Constituents; or

•                       any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date.  That step may involve purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of the ownership and disposition of the ETNs.  It replaces in its entirety the discussion in the accompanying prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations.”  This discussion applies to you only if you hold an ETN as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the

“Medicare contribution tax” on investment income, as well as the different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•                  a financial institution;

•                  an insurance company;

•                  a “regulated investment company” as defined in Code Section 851;

•                  a “real estate investment trust” as defined in Code Section 856;

•                  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•                  a dealer in securities;

•                  a person holding the ETNs as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to an ETN;

•                  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•                  a former citizen or resident of the United States;

•                  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•                  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect.  The effects of any applicable state, local, or foreign tax laws are not discussed.  You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the ETNs

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  The IRS or a court might not agree with this treatment, however, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected.  Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

Tax Consequences to U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” of ETNs.  You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•                  a citizen or individual resident of the United States;

•                  a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•                  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You generally should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, redemption, or “deemed exchange” as described below.  Upon a sale or exchange of an ETN (including early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the ETN, which should equal the amount you paid to acquire it.  This gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you are treated for U.S. federal income tax purposes as having held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis in the ETN on the relevant index rebalancing.  Any gain recognized on a deemed exchange should be capital gain.  In addition, your holding period for the ETNs would restart after such deemed taxable exchange.  You should consult your tax advisor regarding the possible U.S. federal income tax consequences of index rebalancings.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the ETNs.  For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs. Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to require you to include amounts in income during the term of your ETNs.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Alternative Treatments.  The ETNs might not be treated as prepaid forward contracts.  For example, the ETNs might be treated as debt instruments, in which case your tax consequences would be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.”  In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you held your ETNs, you would be required to accrue into income original issue discount on your ETNs at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the ETNs (even though you will not receive any cash with respect to the ETNs prior to maturity or early redemption) and (ii) any income recognized upon a sale or exchange of your ETNs generally would be treated as ordinary interest income instead of capital gain.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of ETNs.  You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity or early redemption) of an ETN.  In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

Subject to the discussion in the following paragraph and below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” if you are a Non-U.S. Holder of an ETN and if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, any income or gain from the ETNs should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein, which may include the ETNs, should be subject to U.S. withholding tax.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect.

Even in the absence of regulations, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing U.S.-source income, subject to U.S. withholding tax, during the term of your ETNs.  You should consult your tax advisor regarding the risk that you could be treated as accruing U.S.-source income prior to the taxable disposition of your ETNs.

If the ETNs were treated as debt instruments, subject to the discussion below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we currently would not intend to treat any income or gain from an ETN as subject to U.S. withholding tax, without regard to whether you provide an appropriate Form W-8 to us or the applicable withholding agent.  However, Non-U.S. Holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described below under the heading “—Backup Withholding and Information Reporting.”

If you are engaged in a U.S. trade or business, and if income or gain from an ETN is effectively connected with your conduct of that trade or business, although exempt from withholding tax, you generally will be taxed in the same manner as a U.S. Holder.  You will not be subject to withholding in this case if you provide a properly completed Form W-8ECI.  If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the ETNs, including the possible imposition of a 30% branch profits tax if you are a corporation.

Section 871(m) Withholding.  Proposed Treasury regulations under Section 871(m) of the Code, if finalized in their current form, would likely impose withholding after December 31,

2015 on Non-U.S. Holders at a rate of 30% (or lower treaty rate) on amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the ETNs (“dividend equivalents”).  Pursuant to published guidance, these regulations are not expected to apply to “grandfathered” ETNs issued prior to the date that is 90 days after the future date that final regulations are published.  It would be prudent to assume that any ETNs purchased on or after such 90th day will not be grandfathered, because there is unlikely to be a practical way to establish the issue date of the ETNs you purchase.  Moreover, if the IRS were successful in asserting, on or after the date that is 90 days after final regulations are published, that a “deemed” taxable exchange had occurred, as discussed above under “—Tax Consequences to U.S. Holders,” no ETN would likely be treated as grandfathered.  Although there are material uncertainties regarding the application of these proposed rules, if these regulations apply and an ETN is not grandfathered, we or other withholding agents will likely determine that withholding is required on any payment you receive with respect to the ETN.  We will not pay additional amounts with respect to any withholding taxes.  You should consult your tax advisor regarding the potential application of these proposed regulations.

Foreign Account Tax Compliance Withholding.  Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.

Pursuant to Treasury regulations, this legislation generally will apply to any ETN issued after the date that is more than six months after the date on which instruments such as the ETNs are first treated as giving rise to dividend equivalents.  In that case, withholding (if applicable) would apply at a rate of 30% on amounts treated as dividend equivalents and, after December 31, 2016, on amounts treated as proceeds from the sale or exchange of your ETNs.

In addition, this legislation would apply to any ETN issued after the date that is more than six months after the date on which final regulations defining “foreign passthru payments” are issued if the ETNs are determined to give rise to “foreign passthru payments.”  In that case, withholding at a rate of 30% on amounts treated as “foreign passthru payments” would apply (if applicable) after December 31, 2016.

In either case, it would be prudent to assume that any ETNs purchased on or after the relevant date for the application of this regime will be subject to this regime, because there is unlikely to be a practical way to establish the issue date of the ETNs you purchase.  Moreover, if the IRS were successful in asserting, on or after such date, that a “deemed” taxable exchange had occurred, as discussed above under “—Tax Consequences to U.S. Holders,” this regime would likely apply to the ETNs.

In addition, if the ETNs were treated as debt instruments, as described above in “—Tax Consequences to U.S. Holders—Alternative Treatments,” there is a risk that this regime could require withholding (if applicable) with respect to payments of amounts treated as interest or, after December 31, 2016, gross proceeds from the sale or redemption (including the redemption at maturity) of the ETNs.  To the extent that we are the withholding agent, we do not currently intend to withhold on this basis, but if we determine that there is a material risk that such withholding is required, we may withhold on any payment at a 30% rate.

We will not pay additional amounts with respect to any withholding taxes.  You should consult your tax advisor regarding the potential application of FATCA, including the availability of certain refunds or credits.

Backup Withholding and Information Reporting

You may be subject to information reporting in respect of your ETNs.  You may also be subject to backup withholding on payments in respect of your ETNs unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE ETNS

ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ETNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of their stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

VALIDITY OF THE ETNS

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the ETNs offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such ETNs will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  A telephone search with the Companies Court in London of the Central Index of Winding Up Petitions on July 8, 2014 revealed an outstanding petition against Barclays Bank PLC (the petition was filed on July 7, 2014).  The hearing for this petition (reference number 4882/2014) is set for September 8, 2014.  If not dismissed, this petition may materially affect the matters opined on in the above referenced opinion of Davis Polk & Wardwell London LLP.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the ETNs and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

ANNEX A

NOTICE OF REDEMPTION

Email or Fax to:  etndesk@barclays.com or 212-412-1232

Subject:  Barclays Women in Leadership Exchange Traded Notes, Notice of Redemption, CUSIP No. 06742W430

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement:  I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the redemption of the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $50,000,000 Global Medium-Term Notes, Series A, Barclays Women in Leadership Exchange Traded Notes (the “ETNs”) due July 15, 2024, CUSIP No. 06742W430, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of              , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”).  Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$50,000,000

BARCLAYS BANK PLC

Barclays Women in Leadership Exchange Traded Notes

Global Medium-Term Notes, Series A

_________________

Pricing Supplement

September 29, 2015

(to Prospectus dated July 19, 2013 and
Prospectus Supplement dated July 19, 2013)